UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 16, 2007

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.Termination of a Material Definitive Agreement

As disclosed in its Current Report on Form 8-K filed on January 10, 2007 with the Securities and Exchange Commission (the “Commission”), NovaDel Pharma Inc., a Delaware corporation (the “Company”) announced that, effective January 4, 2007, Mr. Barry C. Cohen would no longer serve as Vice President, Business and New Product Development of the Company. By mutual agreement, on March 16, 2007, the Company and Mr. Cohen entered into a Separation Agreement and General Release (the Settlement/Release Agreement) pursuant to which the Employment Agreement between the Company and Mr. Cohen, (the “Employment Agreement”), was terminated.

The Settlement/Release Agreement will provide Mr. Cohen with payments of approximately $114,000 over a six-month period. In addition, Mr. Cohen will receive a bonus payment in the amount of $34,200 and a grant of 10,000 options for certain licensing agreements closed during 2006. Mr. Cohen is also entitled to a continuation of health benefits for a period of six months. Mr. Cohen released the Company from any further obligations related to his departure. The Employment Agreement was previously filed by the Company as Exhibit 10.30 to the Company’s Quarterly Report on Form 10-QSB for the period ending April 30, 2003, as filed with the SEC on June 19, 2003.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective March 16, 2007, the Board of Directors (the “Board”) of the Company and Mr. Steven B. Ratoff, Chairman of the Board, agreed to revise the current consulting arrangement with Mr. Ratoff to reflect a decrease in his day-to-day time involvement at the Company. The Company had previously been compensating Mr. Ratoff at a rate of $17,500 per month and reimbursement of reasonable expenses for his services to the Company. Under the new consulting arrangement, Mr. Ratoff will decrease his services to the Company and, as a result, the Company will compensate Mr. Ratoff at a rate of $10,000 per month and reimbursement of reasonable expenses. The consulting arrangement with Mr. Ratoff is on a month-to-month basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By	/s/ Michael E Spicer
Name	Michael E Spicer
Title	Chief Financial Officer

Date: March 22, 2007